                                                                    EXHIBIT 99.1
                                                                    News Release


                                    [LOGO
                            UNITED BANKSHARES, INC.]


For Immediate Release                                 Contact:  Steven E. Wilson
October 22, 2001                                         Chief Financial Officer
                                                                   (304)424-8704


                United Bankshares, Inc. Announces Record Earnings
                 For Third Quarter and First Nine Months of 2001

         United Bankshares, Inc. (NASDAQ: UBSI), today reported record third quarter earnings per share for 2001 of 48(cent) or $19.8 million net profit, a 9% increase from the 44(cent) or $18.6 million earned in the third quarter of 2000. Record earnings for the first three quarters of 2001 of $1.41 a share or $58.9 million also grew 9% over the first three quarters of 2000 earnings of $1.29 per share or $54.7 million. Cash earnings per share were 49(cent) and $1.45 for the third quarter and first nine months of 2001, respectively, compared to 45(cent) and $1.33 for the third quarter and first nine months of 2000.

         United's key performance ratios remain strong. Third quarter 2001 annualized returns on average assets and average equity were 1.55% and 17.31%, respectively. For the nine months ended September 30, 2001, United achieved an annualized return on average assets of 1.59% and an annualized return on average equity of 17.57%. On a cash basis, the annualized return on average tangible assets was 1.60% and 1.64% for the third quarter and first nine months of 2001, respectively, while the annualized return on average tangible equity was 19.37% and 19.72%, respectively for the corresponding periods in 2001. These key financial performance indicators are reflective of United's earnings strength as United continues to be one of the best performing regional banking companies in the nation.

         Tax-equivalent net interest income for the third quarter of 2001 was $49.5 million; up from the second quarter of 2001 and an increase of $2.5 million from the third quarter of 2000. The net interest margin for the third quarter 2001 of 4.14% was a 10 basis points increase over the previous year's quarter net interest margin of 4.04%. The interest rate spread for the current quarter increased 2 basis points from the preceding quarter as variable rate liabilities repriced faster than variable rate assets as the Federal Reserve continued to cut interest rates to stimulate a slowing economy. United's tax-equivalent net interest margin for the first nine months of 2001 was also 4.14% compared to 4.13% for the same time period in 2000.

         Noninterest income, excluding security transactions, for the third quarter of 2001 rose 26.2% from the third quarter of 2000 and 5.1% over the second quarter of 2001. Income from mortgage banking and trust operations increased 46.5% and 19.0%, respectively for the third quarter of 2001 as compared to the third quarter of 2000. On a linked-quarter basis, mortgage banking income increased by 13.5%. Noninterest income, excluding security transactions, for the first nine months of 2001 was up 29.3% from the first nine months of 2000.

United Bankshares, Inc. Announces...
October 22, 2001
Page Two


         Noninterest expense increased 13.4% for the quarter compared to the prior year's third quarter and was up 5.7% for the first nine months due mainly to higher sales activity in the mortgage banking segment as compensation and incentives for its personnel are significantly tied to activity levels. On a linked-quarter basis, noninterest expense remained relatively constant. The efficiency ratio was still a low 42.34% and 43.05% for the third quarter and first nine months of 2001, respectively. This ratio compares very favorably to regional and national peer group banking companies.

         United's asset quality continues to compare favorably with peer and industry averages. Consistent with a weakening economy, nonperforming assets and net charge-offs rose for the quarter but remain below previous year's levels. Nonperforming assets were $17.8 million or 0.34% of total assets at September 30, 2001 compared to $18.2 million or 0.37% of total assets at September 30, 2000. The provision for loan losses for the three months ended September 30, 2001 amounted to $4.1 million compared to $4.4 million for the same period in 2000. The provision for loan losses for the nine months ended September 30, 2001 was $8.8 million compared to $10.8 million for the prior year-to-date. Net charge-offs were $2.8 million for the third quarter of 2001 which was a decline from net charge-offs of $4.3 million for the prior year quarter. Net charge-offs for the first nine months of 2001 were $6.8 million, a decrease from net charge-offs of $11.0 million for the first nine months of 2000. As of September 30, 2001, the allowance for loan losses was $42.6 million or 1.32% of loans, net of unearned income.

           Total assets have grown $261.3 million or 5% since year end 2000. Shareholders' equity has increased $31.6 million or 7% since year end resulting in a book value per share of $11.23. United is categorized as well capitalized based on the risk-based capital ratio, considerably exceeding the regulatory minimum requirement. These measures provide evidence that United's financial position is strong.

         During the quarter, United's Board of Directors declared a cash dividend of 23(cent) per share, a 10% increase over the 21(cent) per share declared in the third quarter of 2000. The annualized year-to-date dividend would equal 91(cent) per share, which would represent the twenty-eighth consecutive year of dividend increases for United shareholders.

         United recently signed a definitive merger agreement with Century Bancshares, Inc. of Washington, D.C., with assets of approximately $415 million. The transaction, which is expected to close during the fourth quarter of 2001, will increase United's Virginia franchise to more than $2 billion in assets and will rank United as the ninth largest bank in the Virginia and Washington, D.C. MSA. Following completion of the proposed merger with Century, United will have consolidated assets over $5.4 billion with 86 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. Consummation of the transaction is subject to approval of the shareholders of Century and the receipt of all regulatory approvals, as well as other customary conditions.

United Bankshares, Inc. Announces...
October 22, 2001
Page Three


         United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".



This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

                       [LOGO OF UNITED BANKSHARES, INC.]

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES

                                FINANCIAL SUMMARY
               (In Thousands Except for Share and Per Share Data)


                                                                  Three Months Ended                     Nine Months Ended
                                                           ----------------------------------    ----------------------------------
                                                             September 30      September 30         September 30     September 30
                                                                 2001             2000                 2001              2000
                                                           ----------------------------------    ----------------------------------
EARNINGS SUMMARY:
Interest income, taxable equivalent                                $93,215           $98,158             $282,674         $290,879
Interest expense                                                    43,721            51,165              136,965          146,339
Net interest income, taxable equivalent                             49,494            46,993              145,709          144,540
Taxable equivalent adjustment                                        2,919             2,860                8,685            8,250
Net interest income                                                 46,575            44,133              137,024          136,290
Provision for loan losses                                            4,145             4,439                8,787           10,837
Income from mortgage banking operations                              7,343             5,014               19,037           12,556
Gain (loss) on security transactions                                  (647)              324               (1,223)           1,147
Other noninterest income                                             9,060             7,986               26,783           22,886
Noninterest expenses                                                28,882            25,463               85,331           80,712
Income taxes                                                         9,524             8,994               28,587           26,658
Net income                                                          19,780            18,561               58,916           54,672
Cash dividends declared                                              9,500             8,812               28,205           26,503

PER COMMON SHARE:
Net income:
    Basic                                                             0.48              0.44                 1.42             1.30
    Diluted                                                           0.48              0.44                 1.41             1.29
    Diluted - cash basis                                              0.49              0.45                 1.45             1.33
Cash dividends declared                                               0.23              0.21                 0.68             0.63
Book value                                                                                                  11.23            10.08
Closing market price                                                                                       27.000           19.625
Common shares outstanding:
    Actual, net of treasury shares                                                                     41,179,287       41,825,392
    Average basic                                               41,264,394        41,842,460           41,476,627       42,020,696
    Average diluted                                             41,623,037        42,147,989           41,760,428       42,337,568

FINANCIAL RATIOS:
Return on average assets                                              1.55%             1.50%                1.59%            1.48%
Return on average shareholders' equity                               17.31%            18.01%               17.57%           18.08%
Average equity to average assets                                      8.96%             8.31%                9.04%            8.16%
Net interest margin                                                   4.14%             4.04%                4.14%            4.13%

                                                              September 30      September 30       December 31          June 30
                                                                  2001             2000                2000               2001
                                                           ----------------------------------    ----------------------------------
PERIOD END BALANCES:
Assets                                                           5,165,890         4,950,442            4,904,547        5,094,607
Earning assets                                                   4,945,559         4,717,326            4,643,668        4,858,310
Loans, net of unearned income                                    3,467,128         3,203,538            3,192,494        3,204,163
Loans held for sale                                                250,672           158,468              203,831          198,591
Investment securities                                            1,472,699         1,352,630            1,245,334        1,450,917
Total deposits                                                   3,484,144         3,313,137            3,391,449        3,450,939
Shareholders' equity                                               462,503           421,622              430,870          444,967